UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2022

Cornerstone Building Brands, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-14315	76-0127701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5020 Weston Parkway	Suite 400	Cary	NC	27513
(Address of principal executive offices)				(Zip Code)

Registrant’s telephone number, including area code: (866) 419-0042
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 28, 2022, James F. Keppler, Executive Vice President, Operations of Cornerstone Building Brands, Inc. (the “Company”), informed the Company of his intention to leave the organization. Mr. Keppler intends to remain in his current role through December 31, 2022 (the “Separation Date”) and will continue to be available for consulting and advisory support through March 31, 2023 to ensure a smooth transition (“Transition Period”).
Mr. Keppler’s announced intention is not the result of any disagreement with the Company with respect to any matter relating to the Company’s operations, policies or practices.
Mr. Keppler will be entitled to the severance benefits set forth in Mr. Keppler’s existing Employment Agreement entered into between the Company and Mr. Keppler dated August 25, 2020 (filed as Exhibit 10.1 to Cornerstone's Quarterly Report on Form 10-Q for the quarter ended October 3, 2020) (“Employment Agreement”) that are payable upon a “Qualifying Termination” (other than within 24 months after a change in control of the Company or during the pendency of a change in control transaction) as defined in the Employment Agreement. Mr. Keppler’s existing restrictive covenants related to noncompetition, non-solicitation and similar matters will remain in effect in accordance with their terms.
In exchange for Mr. Keppler’s agreement to provide consulting and advisory services through the Transition Period, Mr. Keppler will also be entitled to vest in the value of the restricted stock units and option awards granted in September 2020 with vesting dates that occur during the Transition Period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNERSTONE BUILDING BRANDS, INC.

By:	/s/ Alena S. Brenner
Name: Alena S. Brenner
Title: Executive Vice President, General Counsel and Corporate Secretary

Date: November 29, 2022